Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT (the “Amendment”) entered into as of July 7, 2009 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and SOVEREIGN BANK (the “Bank”).

WHEREAS, the Borrower and the Bank are parties to that Amended and Restated Loan Agreement dated as of August 13, 2007, as amended by that  First  Amendment dated as of October 22, 2008, as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Bank make available, and the Bank has agreed to extend to Borrower, an additional $1,000,000.00 under the revolving credit facility, subject to the provisions hereof; and

WHEREAS, the Borrower has requested that the Bank amend, and the Bank has agreed to amend, certain provisions of the Agreement, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A) Section 1.1 is amended by deleting the definition of Termination Date contained therein, and  substituting the following therefor:

“‘Termination Date’ shall mean (i) with respect to Revolving Credit Loans, August 31, 2011, or (ii) with respect to the Term Loan, the Maturity Date, or if such dates are not a Business Day, the Business Day next succeeding such date.”

(B)           Section 2.1 is amended by deleting the language contained therein and substituting the following therefor:

“2.1          Revolving Credit Commitment.  Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans to the Borrower (collectively, the “Revolving Credit Loans”) from time to time during the Commitment Period in the aggregate principal amount at any one time outstanding of up to (but not exceeding) $3,500,000.00, as such maximum available amount may be hereafter reduced as provided in this Agreement (the “Commitment”).  During the Commitment Period, the Borrower may use the Commitment for obtaining Revolving Credit Loans by borrowing, paying, prepaying in whole or in part and reborrowing on a revolving basis, all in accordance with the terms and conditions hereof provided that no more than six (6) types of Libor Rate Loans may be outstanding at any time.”

(C)           Section 2.2 is amended by deleting the language contained therein and substituting the following therefor:

“2.2           Revolving Credit Note.  The Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 hereof shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto with appropriate insertions (the “Revolving Credit Note”), payable to the order of the Bank and representing the obligation of the Borrower to pay the lesser of (a) the amount of the Commitment, or (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower, with interest thereon as hereinafter prescribed.  The Revolving Credit Note shall (i) be dated the date hereof, (ii) be stated to mature on the Termination Date and (iii) bear interest with respect to the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Borrower in accordance with the notice provisions set forth in Section 2.3 hereof, and, in the case of Libor Rate Loans, for the Interest Period therein specified, equal to (y) the greater of 4.0% or 3.5% in excess of the Libor Rate, or (z) the greater of 4% or .75% in excess of the Prime Rate.  All computations of interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.  In all cases, interest shall be payable as provided in Section 2.9(a) hereof, subject to Section 10.13 hereof.  After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the rate set forth in Section 2.9(c) hereof, subject to Section 10.13 hereof.”

(D)           Section 2.4 is amended by deleting the language contained therein and substituting the following therefor:

“2.4           Commitment Fee.  As additional compensation for the Commitment on the revolving basis provided for herein, the Borrower agrees to pay the Bank a commitment fee for the Commitment Period at the rate of .50% per annum on the average daily unused portion of the Commitment hereunder.  Such commitment fee shall be payable quarterly, on the last day of each March, June, September and December during the Commitment Period, commencing September 30, 2009, and on the Termination Date.  If the Borrower so fails to pay any such amount to the Bank the obligations to make such payment shall bear interest from such date not paid when due at the Post Default Rate.  The obligation to so pay interest shall not be construed so as to waive the requirement to pay the commitment fees as hereinabove set forth.”

(E)           Section 7.7 is amended by deleting the language contained therein and substituting the following therefor:

“7.7           Sales of Receivables; Sale - Leasebacks.  Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower, with or without recourse, except for the purpose of collection in the ordinary course of business, other than accounts receivable owed by United Technologies Corporation and subject to that Lien Priority Agreement between the Bank and Citibank, N.A.; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.”

(F)           Exhibit A of the Agreement is hereby amended by deleting same and substituting therefore Exhibit A annexed hereto.

(G)           Except as amended herein, all other provisions of the Agreement shall remain in full force and effect, and are hereby ratified.

3.           The Bank and the Borrower agree that as of June 24, 2009, the aggregate outstanding principal amount of:  (i) the Revolving Credit Loans as evidenced by the Revolving Credit Note is $2,400,000.00, and interest has been paid through June 1, 2009.

4.           The Borrower hereby represents and warrants to the Bank that:

(a)           Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the December 31, 2006 date in Section 3.1 of the Agreement shall be deemed to be December 31, 2008, and the March 31, 2007 date in Section 3.1 of the Agreement shall be deemed to be March 31, 2009.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)           There are no defenses or offsets to the Borrower's obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Bank referred to in the Agreement.

5.           It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans and other extensions of credit provided in the Agreement as herein amended, including (without limitation) Borrower’s obligations under the Master Agreement, except those receivables sold in accordance with Section 7.7 of the Agreement as amended herein.  Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

6.           The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein.  Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

7.           The Borrower agrees to pay on demand, and the Bank may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Bank in connection with the negotiation and preparation of the Agreement as amended hereby.

8.           This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof:

(a) The Bank shall have received four (4) executed, original counterparts of this Amendment together with the original, executed Amended and Restated Revolving Credit Note.

(b) The Bank shall have received updated UCC searches of the Borrower, a current Good Standing Certificate for the Borrower from New York State and an opinion of counsel, in each case satisfactory to the Bank and its counsel.

(c) The Bank shall have received four (4) executed counterparts of the Officer's Certificate of the Borrower together with any other action (in form and substance satisfactory to the Bank and its counsel) taken by the Borrower to authorize the execution, delivery and performance of this Amendment and such other documents as the Bank or its counsel may require.

(d) The Bank shall have received (i) an extension fee with respect to the Revolving Credit Note of $5,000.00, and (ii) payment of the fees and disbursements of the Bank’s outside counsel with respect to this Amendment.

9.           This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 8 above) on the date of execution by the Bank retroactive to such date.

10.           This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.

By: /s/ Vincent Palazzolo
Vincent Palazzolo
Chief Financial Officer

SOVEREIGN BANK

By: /s/ Christine Gerula
   Christine Gerula
 Senior Vice President

State of New York, County of Suffolk, ss:

On the 7th day of July, in the year 2009, before me the undersigned, personally appeared VINCENT PALAZZOLO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Catherine A. Clare
Notary Public

State of New York, County of Suffolk, ss:

On the 7th day of July, in the year 2009, before me the undersigned, personally appeared CHRISTINE GERULA, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ John G. Fitzpatrick
Notary Public

EXHIBIT A
FORM OF AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$3,500,000.00	Melville, New York	As of July 7, 2009

CPI AEROSTRUCTURES, INC., a New York corporation (the “Borrower”), for value received, hereby promises to pay to the order of SOVEREIGN BANK (the “Bank”) on the Termination Date (as such term is defined in the Agreement), at the office of the Bank specified in Section 10.1 of the Credit Agreement dated as of August 13, 2007, as amended by that First Amendment dated  as of October 22, 2008 and that Second Amendment dated as of July 7, 2009 each between the Borrower and the Bank, as amended from time to time (as so amended, the “Agreement”; terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America and in immediately available funds the principal amount of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 ($3,500,000.00) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 of the Agreement.  The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2 (inclusive) of the Agreement.  Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement.  All Loans made by the Bank pursuant to subsection 2.1 of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages.  The aggregate net unpaid amount of Revolving Credit Loans set forth in such schedule shall be presumed to be the principal balance hereof.  After the stated or any accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is the Revolving Credit Note referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.

This Note shall replace and supersede the Revolving Credit Note made by the Borrower to the order of the Bank dated August 13, 2007 (the “Prior Note”); provided, however, that the execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged the Borrower’s indebtedness under such Prior Note, all of which indebtedness shall continue under and be governed by this Note and the documents, instruments and agreements executed pursuant hereto or in connection herewith.  This Note is a replacement, consolidation, amendment and restatement of the Prior Note and IS NOT NOVATION.  The Borrower shall also pay and this Note shall also evidence any and all unpaid interest on the Revolving Credit Loans made by the Bank to the Borrower pursuant to Prior Note, and at the interest rate specified in the Agreement, for which this Note has been issued as replacement therefore.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

CPI AEROSTRUCTURES, INC.

SCHEDULE OF LOANS AND PAYMENT OF PRINCIPAL
TO AMENDED AND RESTATED REVOLVING CREDIT NOTE
DATED AS OF JULY 7, 2009
BY
CPI AEROSTRUCTURES, INC.
TO
SOVEREIGN BANK
Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Balance Principal Paid	Remaining Unpaid	Notation Made By